UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ____________

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                                Signet Group plc.
                                (Name of issuer)

                                 Ordinary Shares
                         (Title of class of securities)

                                    82668L872
                                 (CUSIP number)

                                December 31, 1999
             (Date of Event which requires filing of this Statement)

                 Check the appropriate box to designate the rule
                   pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

                                       13G
CUSIP No. 82668L872                                            Page 2 of 8 Pages


 ---- -------------------------------------------------------------------------
| 1  |   NAME OF REPORTING PERSON                                              |
|    |   S.S. OR I.R.S.IDENTIFICATION NO. OF ABOVE PERSON                      |
|    |                                                                         |
|    |   Deutsche Bank A.G.                                                    |
 ---- -------------------------------------------------------------------------
| 2  |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_| |
|    |                                                                 (b) |_| |
 ---- -------------------------------------------------------------------------
| 3  |   SEC USE ONLY                                                          |
|    |                                                                         |
 ---- -------------------------------------------------------------------------
| 4  |   CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|    |                                                                         |
|    |   Federal Republic of Germany                                           |
-------------------------------------------------------------------------------
| NUMBER       | 5  |   SOLE VOTING POWER                                      |
| OF           |    |   0                                                      |
 ------------------------------------------------------------------------------
| SHARES       |    |                                                          |
| BENEFICIALLY | 6  |   SHARED VOTING POWER                                    |
| OWNED        |    |   191,238,561                                            |
 ------------------------------------------------------------------------------
| BY           |    |                                                          |
| EACH         | 7  |   SOLE DISPOSITIVE POWER                                 |
| REPORTING    |    |   0                                                      |
 ------------------------------------------------------------------------------
| PERSON       |    |                                                          |
| WITH         | 8  |   SHARED DISPOSITIVE POWER                               |
|              |    |          207,768,241                                     |
 ------------------------------------------------------------------------------
| 9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            |
|    |                                                                         |
|    | 207,768,241*                                                            |
 ---- -- ----------------------------------------------------------------------
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                   |
|    | CERTAIN SHARES                                                          |
 ---- -------------------------------------------------------------------------
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       |
|    |                                                                         |
|    | 12.4%**                                                                 |
 ---- -------------------------------------------------------------------------
| 12 | TYPE OF REPORTING PERSON                                                |
|    |                                                                         |
|    | HC, BK, CO                                                              |
 ---- -------------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Asset Management Group Limited on the following cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Group Limited on the following cover page.

                                       13G
CUSIP No. 82668L872                                            Page 3 of 8 Pages


 ---- -------------------------------------------------------------------------
| 1  |   NAME OF REPORTING PERSON                                              |
|    |   S.S. OR I.R.S.IDENTIFICATION NO. OF ABOVE PERSON                      |
|    |                                                                         |
|    |   Deutsche Asset Management Group Limited                               |
 ---- -------------------------------------------------------------------------
| 2  |   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_| |
|    |                                                                 (b) |_| |
 ---- -------------------------------------------------------------------------
| 3  |   SEC USE ONLY                                                          |
|    |                                                                         |
 ---- -------------------------------------------------------------------------
| 4  |   CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|    |                                                                         |
|    |   United Kingdom                                                        |
-------------------------------------------------------------------------------
| NUMBER       | 5  |   SOLE VOTING POWER                                      |
| OF           |    |   0                                                      |
 ------------------------------------------------------------------------------
| SHARES       |    |                                                          |
| BENEFICIALLY | 6  |   SHARED VOTING POWER                                    |
| OWNED        |    |   180,387,492                                            |
 ------------------------------------------------------------------------------
| BY           |    |                                                          |
| EACH         | 7  |   SOLE DISPOSITIVE POWER                                 |
| REPORTING    |    |   0                                                      |
 ------------------------------------------------------------------------------
| PERSON       |    |                                                          |
| WITH         | 8  |   SHARED DISPOSITIVE POWER                               |
|              |    |   196,618,492                                            |
 ------------------------------------------------------------------------------
| 9  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            |
|    |                                                                         |
|    | 196,618,492                                                             |
 ---- -- ----------------------------------------------------------------------
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                   |
|    | CERTAIN SHARES                                                      |_| |
 ---- -------------------------------------------------------------------------
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       |
|    |                                                                         |
|    | 11.7%                                                                   |
 ---- -------------------------------------------------------------------------
| 12 | TYPE OF REPORTING PERSON                                                |
|    |                                                                         |
|    | HC                                                                      |
 ---- -------------------------------------------------------------------------

Item 1(a).          Name of Issuer:
                    Signet Group plc. (the "Issuer")

Item 1(b).          Address of Issuer's Principal Executive Offices:

                    The address of the Issuer's principal executive offices is Zenith House, The Hyde, London, NW9 6EW, United Kingdom.

Item 2(a).          Name of Person Filing:

                    This statement is filed on behalf of Deutsche Bank AG ("DBAG") and Deutsche Asset Management Group Limited ("DAMG") (DBAG and DAMG together, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).          Address of Principal Business Office or, if none, Residence:

                    The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                    The principal place of business of DAMG is 20 Finsbury Circus, London, EC2M 1NB, England.

Item 2(c).          Citizenship:

                    The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).          Title of Class of Securities:

                    The title of the securities is ordinary shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").

Item 2(e).          CUSIP Number:

                    The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                    (a) |_| Broker or dealer  registered under section 15 of the
                            Act;

                    (b) |_| Bank as defined in section 3(a)(6) of the Act;

                    (c) |_| Insurance  Company as defined in section 3(a)(19) of
                            the Act;

                    (d) |_| Investment Company registered under section 8 of the
                            Investment Company Act of 1940;

                    (e) |_| An investment  adviser in accordance with Rule 13d-1
                            (b)(1)(ii)(E);

                    (f) |_| An  employee  benefit  plan,  or  endowment  fund in
                            accordance with Rule 13d-1 (b)(1)(ii)(F);

                    (g) |_| A  parent  holding  company  or  control  person  in
                            accordance with Rule 13d-1 (b)(1)(ii)(G);

                    (h) |_| A savings  association as defined in section 3(b) of
                            the Federal Deposit Insurance Act;

                    (i) |_| A church plan that is excluded  from the  definition
                            of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                    (j) |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                    If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.             Ownership.

                    (a) Amount beneficially owned:

                    Each of the Reporting Persons owns the amount of the Ordinary Shares as set forth on the applicable cover page.

                    (b) Percent of class:

                    Each of the Reporting Persons owns the percentage of the Ordinary Shares as set forth on the applicable cover page.

                    (c) Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote:

                            Each of the Reporting Persons has the sole power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                       (ii) shared power to vote or to direct the vote:

                            Each of the Reporting Persons has the shared power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                      (iii) sole  power to dispose or  to direct the disposition of:

                            Each of the Reporting Persons has the sole power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                       (iv) shared power to dispose or to direct the disposition
                            of:

                            Each of the Reporting Persons has the shared power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5              Ownership of Five Percent or Less of a Class.

                    Not applicable.

Item 6.
                    Ownership of More than Five Percent on Behalf of Another Person.

                    Investment management clients of the Reporting Persons have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    The following are subsidiaries of DBAG and/or DAMG which hold ordinary shares included in the figures on the cover pages: Deutsche Asset Management Limited, Morgan Grenfell & Co. Ltd. and Deutsche Bank AG London.

Item 8.             Identification and Classification of Members of the Group.

                    Not applicable.

Item 9.             Notice of Dissolution of Group.

                    Not applicable.

Item 10.            Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000



                                          DEUTSCHE BANK AG



                                          By:/s/ Dr. Dieter Eisele
                                             -----------------------------------
                                             Name:   Dr. Dieter Eisele
                                             Title:  Group Head of Compliance



                                          By:/s/ Dr. Rainer Grimberg
                                             -----------------------------------
                                             Name:   Dr. Rainer Grimberg
                                             Title:  Vice President

                                                                       EXHIBIT 1




               Consent of Deutsche Asset Management Group Limited

          The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG and Deutsche Asset Management Group Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 14, 2000


                                         DEUTSCHE ASSET MANAGEMENT GROUP LIMITED


                                         By:/s/ William Slattery
                                            ------------------------------------
                                            Name:   William Slattery
                                            Title:  Head of Business Risk